Exhibit 99.1

ARIAD Reports First Quarter 2013 Financial Results and Development Progress

$6.4 Million of Iclusig® (ponatinib) Net Sales in Launch Quarter

Conference Call Scheduled Today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 7, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the first quarter, including revenue from its first cancer medicine, Iclusig® (ponatinib), which was approved last December by the U.S. Food & Drug Administration. The Company also provided an update on corporate developments.

“Today, we report Iclusig revenues for the first time,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “The first quarter shows a very strong launch for Iclusig, which demonstrates early adoption of Iclusig in all lines of treatment for adult patients with CML or Ph+ALL that is resistant or intolerant to prior TKI therapy and impressive market penetration into both the community and academic physician settings. Our commercial team has shown that it can compete effectively in this market, and we will build on this momentum as we move forward through the year. Ensuring that Iclusig is available to all resistant or intolerant Ph+ leukemia adult patients in need of this new treatment option – independent of their ability to pay – is our priority.”

2013 First Quarter Financial Results

Product Revenues

Net sales of Iclusig were $6.4 million for the quarter ended March 31, 2013.

We currently use the sell-through method for recognition of product revenues. As of March 31, 2013, we deferred revenue of $3.3 million in the U.S., representing Iclusig inventory at specialty pharmacies and distributors, which had not yet shipped to the end customer by the end of the quarter.

In addition, we shipped $2.1 million of Iclusig to patients in France through Autorisation Temporaire d’Utilisation (ATU), or Temporary Authorization for Use. Previously, in 2012, we also shipped $1.1 million of Iclusig to patients through the ATU. Shipments under the French ATU will be recorded as revenue when the list price in France is determined. We anticipate this determination to occur later this year.

Net Income/Loss

Net loss for the quarter ended March 31, 2013 was $64.7 million, or $0.36 per share, compared to net loss of $55.9 million, or $0.35 per share, for the same period in 2012.

Research and development expenses increased by $12.5 million from the first quarter of 2012 to the first quarter of 2013, predominantly reflecting further expansion of clinical development and manufacturing activities for Iclusig and AP26113.

Selling, general and administrative expenses increased by $18.2 million from the first quarter of 2012 to the first quarter of 2013, reflecting investment in the commercial launch of Iclusig in the U.S., preparations for anticipated commercial launch of Iclusig in Europe and related activities.

Cash Position

As of March 31, 2013, cash, cash equivalents and marketable securities totaled $398.3 million, compared to $164.4 million at December 31, 2012. In January 2013, we raised net proceeds of $310 million in an underwritten public offering and sale of approximately 16.5 million shares of our common stock.

Recent Progress on Key Objectives

Global Commercialization of Iclusig

  By the end of the first quarter of commercial launch of Iclusig in the U.S., there were more than 225 unique prescribers of Iclusig and nearly 200 unique accounts using Iclusig. As of March 31, 2013, more than 325 patients in the U.S. were being treated with Iclusig obtained commercially based on physicians’ prescriptions.
  Approximately 65 percent of prescribers are community-based physicians, with the remainder based in the academic setting. We expect that adoption of Iclusig among community oncologists and hematologists will continue to increase as commercialization progresses further.
  In March 2013, the Committee for Human Medicinal Products (CHMP) of the European Medicines Agency adopted a positive opinion for full approval of Iclusig for two indications. The positive recommendation by the CHMP of Iclusig for use in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ALL) provides for broad use of Iclusig in resistant and intolerant patients, including many patients who have failed only one prior tyrosine kinase inhibitor (TKI).
  When adopted by the European Commission, we expect that Iclusig will be indicated for use in CML and Ph+ALL in the second-line setting and later lines in patients who are resistant to dasatinib or nilotinib, or who have the T315I mutation of BCR-ABL. We expect to be launch-ready in Europe by July 1, 2013.
  We expect approval of Iclusig in the EU in the second quarter of 2013. We also have filed a Marketing Authorization Application for Iclusig in Switzerland and expect to submit regulatory filings in Canada and Australia in the third quarter of 2013.

Broadening Iclusig Clinical Development

  The global, Phase 3 EPIC trial of Iclusig, which compares Iclusig to imatinib in patients with newly diagnosed CML, is advancing towards full patient enrollment in the fourth quarter of 2013. Approximately 120 clinical sites in 20 countries are now participating in the trial, and data from an interim analysis of safety and efficacy are anticipated in the third quarter of 2014.
  In Japan, we have transitioned into the Phase 2 portion of the Phase 1/2 clinical trial of Iclusig in resistant or intolerant CML and Ph+ ALL patients. The recommended dose of Iclusig in Japanese patients is the same as in the U.S. and Europe - 45 mg once daily. We are on schedule to file for regulatory approval of Iclusig in Japan next year.
  We expect enrollment in the randomized Phase 3 SPIRIT 3 trial to begin in the third quarter of 2013. We are collaborating with the U.K. National Cancer Research Institute (NCRI) on this trial to assess the impact of switching patients with CML being treated with a first-line tyrosine-kinase inhibitor, upon suboptimal response or treatment failure, to Iclusig. The NCRI expects to enroll 1,000 patients at approximately 172 clinical research sites in the U.K.
  A Phase 2 trial of Iclusig in patients with gastrointestinal stromal tumors (GIST) is expected to begin this quarter.

Advancing AP26113 Through Clinical Development

  The Phase 1 portion of our Phase 1/2 clinical trial of AP26113 is nearing completion, and we expect to transition into the Phase 2 expansion cohorts by the American Society of Clinical Oncology annual meeting in June.
  In parallel to enrollment in the Phase 2 expansion cohorts, we plan to begin a pivotal trial of AP26113 in ALK-positive NSCLC patients who are resistant to crizotinib in the third quarter of 2013.
  We will present clinical updates on AP26113 at the 2013 annual meetings of the American Society of Clinical Oncology in June and the European Society of Medical Oncology in September.

Upcoming Medical Meeting and Investor Briefing

  American Society of Clinical Oncology (ASCO) 2013 Annual Meeting, Chicago, May 31 to June 4, 2013.
  Investor and Analyst Briefing at ASCO, Chicago Hilton, June 3 at 7:30 a.m. (CT)

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  Bank of America Merrill Lynch Healthcare Conference, Las Vegas, May 14, 2013
  UBS Global Healthcare Conference, New York, May 20, 2013
  Deutsche Bank 38th Annual Healthcare Conference, Boston, May 30, 2013
  Jefferies Global Healthcare Conference, New York, June 5, 2013
  Goldman Sachs 34th Annual Healthcare Conference, Rancho Palos Verdes, June 11, 2013
  William Blair Growth Stock Conference, Chicago, June 11, 2013

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our first quarter financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 866-515-2914 (domestic) or 617-399-5128 (international) five minutes prior to the start time and providing the pass code 43738421. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor indicated for the treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia that is resistant or intolerant to prior tyrosine kinase inhibitor therapy or Philadelphia chromosome positive acute lymphoblastic leukemia that is resistant or intolerant to prior tyrosine kinase inhibitor therapy. This indication is based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

Important Safety Information for Iclusig® (ponatinib)

WARNING: ARTERIAL THROMBOSIS and HEPATOTOXICITY

Arterial Thrombosis: Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke have occurred in Iclusig-treated patients. In clinical trials, serious arterial thrombosis occurred in eight percent of Iclusig-treated patients. Interrupt and consider discontinuation of Iclusig in patients who develop arterial thrombotic events.

Hepatotoxicity: Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function prior to and during treatment. Interrupt and then reduce or discontinue Iclusig for hepatotoxicity.

Please visit www.iclusig.com for full prescribing information, including boxed warning.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments and commercialization plans for our product candidates and financial guidance for 2013. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, our ability to successfully launch, commercialize and generate profits from sales of Iclusig; competition from alternative therapies, our ability to obtain approval for Iclusig outside of the United States and in additional indications; our reliance on third-party manufacturers, and on specialty pharmacies for the distribution of Iclusig; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; difficulties or delays in obtaining regulatory approvals to market products; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; our failure to comply with extensive regulatory requirements; the occurrence of serious adverse events in patients being treated with Iclusig or our product candidates; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Total revenue	$6,464	$81
Operating expenses:
Cost of product revenue	(269)	---
Research and development	(41,263)	(28,774)
General and administrative	(29,481)	(11,288)
Total operating expenses	(71,013)	(40,062)
Revaluation of warrant liability	---	(15,924)
Other	(62)	11
Other income (expense), net	(62)	(15,913)
Provision for income taxes	(59)	---
Net loss	$(64,670)	$(55,894)
Net loss per common share:
-- basic and diluted	$(0.36)	$(0.35)
Weighted average number of shares of common stock outstanding:
-- basic and diluted	178,541	160,970

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	March 31, 2013	December 31, 2012
	(Unaudited)
Cash, cash equivalents and marketable securities	$398,328	$164,414
Total assets	$452,360	$180,193
Total liabilities	$88,384	$67,342
Stockholders’ equity	$363,976	$112,851

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(68,450)	$(30,561)
Net cash provided by (used in) investing activities	12,720	(90,665)
Net cash provided by financing activities	309,630	13,192
Effect of exchange rates on cash	22	---

Net increase (decrease) in cash and cash equivalents	$253,922	$(108,034)

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com